Exhibit 10.32

AMENDMENT NO. 1 TO 7.5% PROMISSORY NOTE

ORIGINALLY DATED JUNE 21, 2021

WHEREAS, on June 21, 2021, Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Obligor”), issued a $120,000 promissory note (the “Note”), in favor of Joy Dritschilo (the “Payee”), bearing interest at the rate of 7.5% per annum; the Note was originally due June 30, 2022 (the “Maturity Date”); and

WHEREAS, the Obligor and the Payee, now wish to amend the terms of the Note to extend the Maturity Date by 12 months to June 30, 2023 (the “New Maturity Date”), to provide additional time for the Company to repay the Note and for the accrual of interest on the principal amount of the Note during such extension.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Obligor and the Payee hereby agree that the unpaid principal balance of the Note shall be due and payable on the New Maturity Date, along with any accrued interest through that date. All other terms and conditions of the Note shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Obligor and acknowledged by the Payee as of the 29th day of July 2022.

SHUTTLE PHARMACEUTICALS, INC.

By:	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo
Title:	Chief Executive Officer

Acknowledged and Agreed:

/s/ Joy Dritschilo
Joy Dritschilo